UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 17, 2014

JAMES RIVER COAL COMPANY

(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       OTHER EVENTS

Annual Report on Form 10-K and Investor Call

The filing of James River Coal Company’s (the “Company”) Annual Report on Form 10-K for its fiscal year ended December 31, 2013 (the “10-K”) will be delayed due to (i) the strategic review process announced on February 7, 2014, and (ii) the Company’s financial statements and other disclosures to be included in its 10-K are not complete because of the time requirements of the strategic review process and the significant accounting and reporting issues related to both the strategic review process and the previously announced adjustments to the Company’s mining operations, including the closure and idling of mines. Additionally, given the Company’s current liquidity needs and the uncertainty surrounding the outcome of our strategic review process, our auditors have communicated to us that if they were to deliver an audit opinion based on the current circumstances, their audit opinion would contain a going concern qualification.

Due to the above, the Company is uncertain when the 10-K will be filed and therefore will not host an investor call to discuss its fourth quarter and full year 2013 results.

3.125% Convertbile Senior Notes due 2018

In 2011 the Company issued $230.0 million of its 3.125% Convertible Senior Notes due 2018 (the “2018 Notes”), of which $13.3 million in aggregate principal amount remained outstanding as of September 30, 2013. The next interest payment on the 2018 Notes is due March 17, 2014 (which is the next succeeding business day after the March 15 interest payment date). The Company does not intend to make this interest payment on the due date. Pursuant to the Indenture governing the 2018 Notes, the Company is entitled to a thirty-day grace period in which to make the interest payment before an “Event of Default” is deemed to have occurred under the Indenture.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY
(Registrant)

By: /s/ Samuel M. Hopkins II
Samuel M. Hopkins II
Vice President and Chief Accounting Officer

Date: March 17, 2014

3